As filed with the Securities and Exchange Commission on November 3, 2005
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PG&E CORPORATION
(Exact name of registrant as specified in its charter)

California	94-3234914
(State or other jurisdiction
of incorporation or organization)	(I.R.S. Employer Identification No.)

One Market, Spear Street Tower, Suite 2400
San Francisco, California 94105
(Address of principal executive offices) (zip code)

PG&E CORPORATION 2006 LONG-TERM INCENTIVE PLAN
(Full title of the Plan)

Gary P. Encinas, Esq.
One Market, Spear Tower, Suite 400
San Francisco, California 94105
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (415) 267-7000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock,	12,000,000 shares	$36.42	$437,040,000	$51,439.61
no par value

(1) The registration fee was calculated pursuant to Rules 457(h)(1) and 457(c) of the Securities Act of 1933, on the basis of the average of the high and low prices  of the registrant’s common stock on October 31, 2005, as reported on the New York Stock Exchange.

Pursuant to Rule 416, this registration statement also covers securities that may be offered under the above referenced plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

PART I

Information required by Items 1 and 2 of Part I of Form S-8 is not required to be filed as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of PG&E Corporation (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above; and (iii) the description of the Registrant’s common stock filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

The legality of the common stock to be offered under the above-referenced plan will be passed upon by Gary P. Encinas, Chief Counsel, Corporate, of PG&E Corporation. Mr. Encinas, together with other members of the PG&E Corporation Law Department who have participated in the preparation of his opinion, attached hereto as Exhibit 5, beneficially own 73,007 shares of PG&E Corporation common stock, and hold options to purchase an additional 423,875 shares of PG&E Corporation common stock.

Item 6.     Indemnification of Officers and Directors.

Section 317 of the California Corporations Code provides for indemnification of a corporation’s directors and officers under certain circumstances.  Article SIXTH of the Registrant’s Articles of Incorporation provide for indemnification of any person who is or was a director, officer, employee or other agent of the Registrant's , or is or was serving at the Registrant’s request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of the predecessor corporation through the Registrant’s bylaws, resolutions of the Registrant’s board of directors, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.  Article FIFTH of the Registrant’s Articles of Incorporation also eliminates the liability of the Registrant’s directors to the fullest extent permissible under California law.  The Registrant’s Board of Directors has adopted a resolution regarding the Registrant’s policy of indemnification and the Registrant maintains insurance that insures directors and officers of the Registrant against certain liabilities.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

5	Opinion of Gary P. Encinas, Chief Counsel, Corporate

23.1	Consent of Gary P. Encinas (See exhibit 5 above.)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

24.2	Resolution of the Board of Directors authorizing the execution of this Registration Statement

99

PG&E Corporation 2006 Long-Term Incentive Plan, effective as of January 1, 2006 (incorporated by reference to PG&E Corporation’s and Pacific Gas and Electric Company’s Form 8-K filed April 25, 2005 (File No. 1‑12609 and File No. 1‑2348), Exhibit 99)

Item 9.     Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

             provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of  an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 3rd day of November, 2005.

PG&E CORPORATION
(Registrant)

By * PETER A. DARBEE
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
*PETER A. DARBEE	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 3, 2005
PETER A. DARBEE

*CHRISTOPHER P. JOHNS	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 3, 2005
CHRISTOPHER P. JOHNS

*G. ROBERT POWELL	Vice President and Controller (Principal Accounting Officer)	November 3, 2005
G. ROBERT POWELL

*DAVID R. ANDREWS	Director	November 3, 2005
DAVID R. ANDREWS

*LESLIE S. BILLER	Director	November 3, 2005
LESLIE S. BILLER

*DAVID A. COULTER	Director	November 3, 2005
DAVID A. COULTER

* C. LEE COX	Director	November 3, 2005
C. LEE COX

*ROBERT D. GLYNN, JR.	Director	November 3, 2005
ROBERT D. GLYNN, JR.

__________________________	Director
MARYELLEN C. HERRINGER

*MARY S. METZ	Director	November 3, 2005
MARY S. METZ

____________________	Director
BARBARA L. RAMBO

*BARRY LAWSON WILLIAMS	Director	November 3, 2005
BARRY LAWSON WILLIAMS

*By: GARY P. ENCINAS
Gary P. Encinas, Attorney-in-fact

EXHIBIT INDEX

5	Opinion of Gary P. Encinas, Chief Counsel, Corporate

23.1	Consent of Gary P. Encinas (See exhibit 5 above.)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

24.2	Resolution of the Board of Directors authorizing the execution of this Registration Statement

99

PG&E Corporation 2006 Long-Term Incentive Plan, effective as of January 1, 2006 (incorporated by reference to PG&E Corporation’s and Pacific Gas and Electric Company’s Form 8-K filed April 25, 2005 (File No. 1‑12609 and File No. 1‑2348), Exhibit 99)